Exhibit 1U-99.1

January 31, 2022 To our shareholders: Welcome to our inaugural annual shareholder letter. First, I want to thank you, our investors, for making our initial offering such a success. You have placed your trust in us, and we take that responsibility seriously. Qualified opportunity fund investments are typically long term in nature, so I look forward to getting to know many of you. Park View OZ REIT aims to create a fund that allows investors to derive greater access to, and financial planning utility from, opportunity zone tax incentives. Our innovation allowed investors to participate in opportunity zone tax incentives through ownership of freely tradable shares of stock. This approach differs greatly from the vast majority of qualified opportunity funds (QOFs), which are set up as partnerships. It is easier to own stock than an interest in a partnership for many reasons. Compared to partnerships, stock offers simpler tax forms, no accreditation requirements, no capital calls, lower investment minimums, and liquidity. Our structure has many advantages, but perhaps the greatest is that our shares of stock are unrestricted, we have no investor lockup period, and we have no planned liquidation. This design allows each investor to choose the best holding period for their unique financial planning needs. From my observations, I estimate that over 90% of all QOFs on the market have a 10-year capital commitment followed by a planned liquidation shortly after that. This structure will deliver some QOF tax incentives, but it fails to capture most of the potential tax savings, and its restrictive nature makes financial planning unnecessarily difficult. We offer a more flexible solution. For example, an investor may have a capital gain but also knows they will need access to the capital in a few years. We can solve that dilemma. By buying our shares, the investor can defer their capital gain liability, keeping their capital working for them longer until they sell them in a few years when they need to access the money. They will not be able to achieve the capital gain elimination benefit, but they will still be able to defer their capital gain liability until they exit our QOF. Our structure also allows our investors to stay invested past ten years and enjoy tax-free compound growth until the benefit expires in 2047. Investors who choose a fund with a planned liquidation after ten years only capture about 15% of the total potential tax elimination benefit. None of us know what our circumstances will be in ten years, but if you are lucky enough not to need the money, the option to let tax-free compound growth keep working its magic could prove to be very valuable. Getting the word out The approach I am describing may seem a straightforward and obvious way to structure a qualified opportunity fund, but we are still an outlier. Besides having a unique QOF REIT structure, QOFs themselves are new and not understood as well as they eventually will be. The result is that I often feel like a bit of an evangelist. Fortunately, I have found that tax practitioners are willing converts; they are always looking for new ways to help deliver better financial planning options to their clients, which we can provide. We have taken measures to make Park View OZ REIT more visible. In November, Park View OZ REIT was an exhibitor at the American Institute of Certified Public Accountants (AICPA) National Tax Conference. We have given frequent online presentations to CPA groups around the country, highlighting best practices for using opportunity zone tax benefits in financial planning. We also have presented webinars for the CPA Academy that typically draw audiences of over five hundred participants. Additionally, we are raising awareness of QOF tax benefits and our own fund by writing articles. The CPA Journal has published articles I co-authored about the benefits QOFs can bring to those doing financial planning around art collecting. In another article, we discussed pairing QOFs with irrevocable grantor trusts. These articles illustrate the unique, powerful, and non-obvious ways QOFs can significantly impact financial planning. This past fall, I wrote an article describing how QOFs could be structured to provide a superior option for investors. I did not mention Park View OZ REIT by name because I wanted the concept to stand on its merit and not seem like a sales pitch. Regardless, we are the only fund that matches what I outline as the optimal investor-friendly structure for a QOF. The reaction to this piece has been strong. Thomson Reuters published it across several properties, including Practical Tax Strategies (a journal for tax practitioners), Checkpoint (a research database for CPAs and EAs), and Westlaw (a research database for lawyers). This January, Thomson Reuters reconnected, saying that they thought the article was "important," and asked if they could republish it in the March 2022 edition Estate Planning, another professional journal they own. It is very heartening to see the word spreading. The Year Ahead I have no special knowledge of what Congress might change in the tax code, but the trend is positive for qualified opportunity fund (QOF) tax incentives. QOFs are a rare issue receiving bipartisan, although not universal, support in Congress. Historically, Congress has passed tax incentives like QOFs as temporary programs. New Market Tax Credits are an excellent example of this. If the incentives continued to have support, Congress would extend them a few times before making the program permanent. This is the path I believe QOFs are on. It would not surprise me to see Congress push out the current deadlines, potentially allowing QOF investors to defer capital gain liabilities beyond 2026. In exchange for the extension, Congress might require enhanced reporting for QOFs. QOFs may need to estimate the job creation and income effect their investments have delivered in opportunity zones. Enhanced reporting makes sense and would be a good thing overall for QOFs. If the government is going to defer and give up tax revenue, they should be able to measure the benefits being delivered. Park View OZ REIT is working hard to achieve two specific milestones in the coming year. The first is to make our initial property acquisition in the first half of this year. There are plenty of projects worthy of consideration, but finding a property that is priced right, has a location that can deliver long-term capital appreciation, and teaming with a developer who is a strong counterparty to help us reduce risk keeps us busy metaphorically turning over stones. Michael Galasso has been turning over more stones than anyone. He brings over 25 years of affordable housing development experience, and his work on sourcing and vetting investments has been invaluable for us. Our investment style is value, which means vetting many potential investments to find one that represents relative value. We intend to be long-term holders of the properties we buy. This allows us to take a long-term perspective, which we view as an advantage. It means we give weight to long term population and job growth trends. I expect we will have a lot more information to share about our initial investment in the coming months—stay tuned ! The second goal is to get our stock traded on the OTC market, preferably on the highest level and most liquid OTC Market, the OTCQX. Currently, our shares are freely tradeable but not traded on an active market. For comparison, an investor can sell a typical partnership interest off-market, usually through a specialty stockbroker. Still, these are restricted securities, so to complete the trade you need a lawyer to remove the restriction. Park View OZ REITs shares have no restriction, but currently, you still need to trade them off-market. This step is inconvenient; it would be so much easier for our shareholders if they could buy and sell our shares through their brokerage accounts. We already meet or exceed many trading requirements, but still have a few more boxes to check. We are currently on track to complete the process by the end of 2022. This is an application process, and much of the timing and the ultimate approval are beyond our control. However, I would not list this as a goal if I did not believe we could achieve it. The added liquidity brought by having our shares traded on the OTCQX would be valuable for our investors, and we will move this process forward as quickly as circumstances allow. Tax reporting and account statements As the fund matures and pays dividends, we will issue our shareholders a 1099-DIV tax form at year-end. Because we did not pay a dividend in 2021, there is no need to provide a year-end tax form for this year. You will need to report the purchase of the QOF to defer your capital gain liability. A page on our website provides an excellent resource and guide for correctly reporting your QOF investment. You will find this page by going to our home page and clicking on the tab at the top labeled "QOF Tax Form Information," or directly at https://www.parkviewozreit.com/tax-information. Going forward, we will send out account statements twice a year. To access your account anytime online, send an access request email to our stock transfer agent, Securities Transfer Corporation (STC), at stc@stctransfer.com. Please include your name as it appears on your statement, your preferred email address to use as a portal login, the last four digits of your social security number, and the Holder ID# found on your statement. A good start This year has seen us enjoy significant progress, and I expect our momentum to continue for many years to come. Our unrestricted QOF REIT structure gives our investors an ideal tool for tax-efficient financial planning. I also know that structuring a fund as a partnership for QOF managers is far quicker, less costly, and more profitable, so I do not expect a rush of copycat QOF REIT funds to appear. We are happy to fill this void. Thank you to those who have referred friends and family to our fund. Please keep us top of mind when you see anyone with a capital gain liability that needs mitigating. Finally, we encourage you or your financial advisor to contact us with questions. We would love to hear from you. Sincerely, Michael Kelley CEO